Exhibit 99.7

CLIFFORD CHANCE WONG	CLIFFORD CHANCE WONG PTE LTD

EXECUTION VERSION

DATED      FEBRUARY 2008

ORIENTAL PROSPECT PTE. LTD.
(Singapore company registration number 200801581H)
as Company

in favour of

CHINA DEVELOPMENT BANK
as Security Agent

DEBENTURE

32.	Perpetuity Period	23

33.	Governing Law	23

34.	Counterparts	23

35.	Jurisdiction	23

Schedule 1 FORMS OF NOTICE OF ASSIGNMENT		25

	Part A Form Of Notice Of Assignment Of Insurances	25

Schedule 2 FORM OF NOTICE OF ASSIGNMENT OF ACCOUNT		27

Schedule 3 FORM OF NOTICE OF CHARGE OVER ACCOUNT		29

THIS DEBENTURE is made on

BY:

(1)         ORIENTAL PROSPECT PTE. LTD., as company incorporated in Singapore with registration number 200801581H (the “Company”)

IN FAVOUR OF:

(2)         CHINA DEVELOPMENT BANK as Security Agent for the Secured Parties on the terms and conditions set out in the Facility Agreement (the “Security Agent” which expression shall include any person for the time being appointed as Security Agent or as an additional Security Agent for the purpose of and in accordance with the Facility Agreement).

RECITALS:

(A)        The Board of Directors of the Company is satisfied that entering into this Debenture is for the purposes and to the benefit of the Company and its business.

(B)         The Security Agent holds the benefit of this Debenture on trust for the Secured Parties on the terms of the Finance Documents.

IT IS AGREED as follows:

1.           DEFINITIONS AND INTERPRETATION

1.1         Definitions

In this Debenture:

“Acceleration Event” means the giving of notice pursuant to clauses 20.15(b) or (c) (Acceleration) (and demand has subsequently been made) of the First Ranking Facility Agreement or pursuant to clauses 20.15(b) or (c) (Acceleration) (and demand has subsequently been made) of the Second Ranking Facility Agreement

“Account” means any account opened or maintained by the Company with the Security Agent or any other person (and any replacement account or subdivision or sub-account of that account), the debt or debts represented thereby and all Related Rights.

“Assigned Account” means any Account that may from time to time be identified in writing as an Assigned Account by the Security Agent.

“Charged Property” means all the assets and undertaking of the Company which from time to time are the subject of the security created or expressed to be created in favour of the Security Agent by or pursuant to this Debenture.

“Collateral Rights” means all rights, powers and remedies of the Security Agent provided by or pursuant to this Debenture or by law.

“Facility Agreement” means the facility agreement dated on or about the date hereof of this deed between (i) Oriental Prospect, as borrower, (ii) China Development Bank as arranger, (iii) China Development Bank as agent and security agent and (iv) the financial institutions named therein as the Lenders.

“Finance Document” has the same meaning as in the Facility Agreement.

“Insurance Policy” means any policy of insurance (including life insurance or assurance) in which the Company may from time to time have an interest.

“Intellectual Property” means any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered, the benefit of all applications and rights to use such assets and all Related Rights.

“Investments” means:

(a)             any stocks, shares, debentures, securities and certificates of deposit;

(b)            all interests in collective investment schemes; and

(c)             all warrants, options and other rights to subscribe or acquire any of the investments described in (a) and (b),

in each case whether held directly by or to the order of the Company or by any trustee, nominee, fiduciary or clearance system on its behalf and all Related Rights (including all rights against any such trustee, nominee, fiduciary or clearance system).

“Monetary Claims” means any book and other debts and monetary claims owing to the Company and any proceeds of such debts and claims (including any claims or sums of money deriving from or in relation to any Intellectual Property, any Investment, the proceeds of any Insurance Policy, any court order or judgment, any contract or agreement to which the Company is a party and any other assets, property, rights or undertaking of the Company).

“Notice of Assignment” means a notice of assignment in substantially a form set out in Schedule 1 (Forms of Notice of Assignment) or in such form as may be specified by the Security Agent.

“Notice of Assignment of Account” means a notice of assignment in substantially a form set out in Schedule 2 (Forms of Notice of Assignment of Account) or in such form as may be specified by the Security Agent.

“Obligor” has the same meaning as in the Facility Agreement.

“Real Property” means:

(a)             any freehold, leasehold or immovable property; and

(b)            any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of such freehold or leasehold property;

and includes all Related Rights.

“Receiver” means a receiver or receiver and manager or judicial manager of the whole or any part of the Charged Property and that term will include any appointee made under a joint and/or several appointment.

“Related Rights” means, in relation to any asset:

(a)             the proceeds of sale of any part of that asset;

(b)            all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(c)             all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities or covenants for title in respect of that asset; and

(d)            any monies and proceeds paid or payable in respect of that asset.

“Secured Obligations” has the same meaning as in the Facility Agreement.

“Secured Parties” means the Security Agent, any Receiver or Delegate, and each of the Agents and the Lenders from time to time but, in the case of each Agent or Lender, only if it is a party to this Agreement or has delivered to the Security Agent a duly executed Lender Accession Undertaking accepted by the Security Agent and the relevant Agent.

“Tangible Moveable Property” means any plant, machinery, office equipment, computers, vehicles and other chattels (excluding any for the time being forming part of the Company’s stock in trade or work in progress) and all Related Rights.

1.2         Terms defined in other Finance Documents

Unless defined in this Debenture, or the context otherwise requires, a term defined in the Facility Agreement or in any other Finance Document has the same meaning in this Debenture, or any notice given under or in connection with this Debenture, as if all references in those defined terms to the Facility Agreement or other Finance Document were a reference to this Debenture or that notice.

1.3         Construction

In this Debenture:

1.3.1         the rules of interpretation contained in clause 1.2 (Construction) of the Facility Agreement shall apply to the construction of this Debenture;

1.3.2         any reference to the “Security Agent”, the “Company”, the “Agent” or the “Secured Parties” shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees in accordance with their respective interests; and

1.3.3         references in this Debenture to any Clause or Schedule shall be to a clause or schedule contained in this Debenture.

1.4         Third Party Rights

Save for any Receiver, joint Receiver, any attorney of the Security Agent, any person appointed by any of the Security Agent’s attorneys, any nominee or delegate of the Security Agent or any attorney of the Receiver referred to in this Debenture, or unless expressly provided to the contrary, a person who is not a party to this Debenture has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Debenture.

1.5         Duplication

To the extent that the provisions of this Debenture duplicate those of any other Security Document purporting to take security over any of the Charged Property, the provisions of that Security Document shall prevail.

2.           PAYMENT OF SECURED OBLIGATIONS

2.1         Covenant to Pay

The Company covenants with the Security Agent to discharge each of the Secured Obligations on its due date in accordance with its respective terms.

3.           FIXED CHARGES, ASSIGNMENTS AND FLOATING CHARGE

3.1         Fixed Charges

3.1.1         The Company, as legal and beneficial owner, charges in favour of the Security Agent as trustee for the Secured Parties, as security for the payment and discharge of the Secured Obligations, by way of first fixed charge (which so far as it relates to land in Singapore vested in the Company at the date of this Debenture (if any) shall be perfected by the execution of a legal mortgage in the prescribed form), all the Company’s right, title and interest from time to time in and to each of the following assets (subject to obtaining any necessary consent to such mortgage or fixed charge from any third party):

(a)       the Real Property;

(b)       the Tangible Moveable Property;

(c)       the Accounts;

(d)       the Intellectual Property;

(e)       any goodwill and rights in relation to the uncalled capital of the Company;

(f)        the Investments; and

(g)       all Monetary Claims and all Related Rights other than any claims which are otherwise subject to a fixed charge or assignment (at law or in equity) pursuant to this Debenture.

3.2         Assignments

The Company, as legal and beneficial owner, assigns and agrees to assign absolutely  to the Security Agent as trustee for the Secured Parties, as security for the payment and discharge of the Secured Obligations, all the Company’s right, title and interest from time to time in and to each of the following assets (subject to obtaining any necessary consent to that assignment from any third party):

3.2.1         the proceeds of any Insurance Policy and all Related Rights; and

3.2.2         all rights and claims in relation to any Assigned Account.

3.3         Floating Charge

3.3.1         The Company, as legal and beneficial owner, charges in favour of the Security Agent as trustee for the Secured Parties, as security for the payment and discharge of the Secured Obligations by way of first floating charge, all present and future assets and undertaking of the Company.

3.3.2         The floating charge created by paragraph 3.3.1 above shall be deferred in point of priority to all fixed Security validly and effectively created by the Company under the Finance Documents in favour of the Security Agent as trustee for the Secured Parties as security for the Secured Obligations.

3.4         Limitations

There shall be excluded from the Security created by this Clause 3 any asset or undertaking on or over which the creation of an encumbrance is unlawful or would present a material risk of personal or criminal liability for any officer of the Company or a material risk of breach of fiduciary duty by such officer for so long as it remains unlawful or presents a material risk.

4.           CRYSTALLISATION OF FLOATING CHARGE

4.1         Crystallisation:  By Notice

The Security Agent may at any time by notice in writing to the Company convert the floating charge created by Clause 3.3 (Floating Charge) with immediate effect into a fixed charge as regards any property or assets specified in the notice if:

4.1.1         an Acceleration Event has occurred; or

4.1.2         the Security Agent reasonably considers that any of the Charged Property is in jeopardy or in danger of being seized or sold pursuant to any form of legal process; or

4.1.3         the Security Agent reasonably considers that it is necessary in order to protect the priority of the security.

4.2         Crystallisation:  Automatic

Notwithstanding Clause 4.1 (Crystallisation:  By Notice) and without prejudice to any law which may have a similar effect, the floating charge will automatically be converted (without notice) with immediate effect into a fixed charge as regards all the assets subject to the floating charge if:

4.2.1         the Company creates or attempts to create any Security (other than any Security permitted under clause 19.3 (Negative Pledge) of the First Ranking Facility Agreement, over any of the Charged Property; or

4.2.2         any person levies or attempts to levy any distress, execution or other process against any of the Charged Property;

4.2.3         a resolution is passed or an order is made for the winding-up, dissolution, judicial management or re-organisation of the Company; or

4.2.4         any person (who is entitled to do so) gives notice of its intention to appoint a judicial manager to the Company or files such a notice with the court.

5.           PERFECTION OF SECURITY

5.1         Notices of Assignment

The Company shall deliver to the Security Agent (or procure delivery of) Notices of Assignment duly executed by, or on behalf of, the Company:

5.1.1         in respect of each Assigned Account, in existence on the date of this Debenture promptly and in any event no later than 15 Business Days after the Settlement Date (as defined in the First Ranking Facility Agreement) or upon the designation at any time by the Security Agent of any Account as an Assigned Account and shall use all reasonable endeavours to procure acknowledgements of the notices of assignment from the relevant account bank;

5.1.2         in respect of any asset which is the subject of an assignment pursuant to Clause 3.2 (Assignments) promptly and in any event no later than 15 Business Days upon the request of the Security Agent from time to time, and shall use all reasonable endeavours to procure that each notice is acknowledged by the obligor or debtor specified by the Security Agent.

5.2         Notices of Charge

5.2.1         The Company shall promptly and in any event no later than 15 Business Days upon the execution of this Debenture and from time to time upon its opening of any Account deliver to the Security Agent (or procure delivery of) Notices of Charge duly executed by, or on behalf of, the Company and acknowledged by each of the banks or financial institutions with which any of the Accounts (other than an Assigned Account) are opened or maintained, and shall use all reasonable endeavours to procure that each notice is acknowledged by such bank or financial institution.

5.2.2         The execution of this Debenture by the Company and the Security Agent shall constitute notice to the Security Agent of the charge created over any Account opened or maintained with the Security Agent.

5.3         Real Property:  Delivery of Documents of Title

The Company shall upon the execution of this Debenture, and upon the acquisition by the Company of any interest in any freehold, leasehold or other immovable property, deliver (or procure delivery) to the Security Agent of, and the Security Agent shall be entitled to hold and retain, all title deeds, agreements, leases, certificates and other documents constituting or evidencing title relating to such property.

5.4         Lodgement or Registration of Caveats and Documents

5.4.1         Without prejudice to any right under this Debenture at law or in equity the Security Agent shall be entitled at any time to lodge or register at the Singapore Land Authority or any other registry, any caveat or caveats and other documents or instruments against any Real Property as are required by the Security Agent.

5.4.2         Without prejudice to any provisions in this Debenture, in the case of any Real Property where separate title has not been issued, the Company hereby covenants and undertakes with the Security Agent:

(a)       that when the Company shall be in the position to call for the delivery of the title deed or other documents of title to the Real Property and the transfer or other assurance of such Real Property in favour of the Company, the Company will at once notify the Security Agent in writing;

(b)       that the Company shall at the Company’s own expense obtain the grant to the Company of the transfer or assurance or other document of title to the Real Property pursuant to the contract for sale or sale agreement and upon such grant shall forthwith deliver to the Security Agent the said transfer or assurance or such other document of title and shall at the Company’s expense procure and obtain, to the extent possible, the necessary consent or permission from the vendor of the Real Property or other competent authority or authorities for the charge hereby created and any documents or instruments (as the case may be) and registration thereof with the appropriate authority or authorities;

(c)       that as soon as the title deed or other documents of title to the Real Property shall have been issued the Company shall forthwith authorise and cause the same to be delivered to the Security Agent and shall perfect and complete any mortgage or other documents or instruments in favour of the Security Agent as may be required by the Security Agent; and

(d)       that if the Company shall neglect or refuse to take delivery of and accept the title deed and/or the transfer or other assurance of the Real Property pursuant to the terms of any contract for sale or sale agreement in respect of such Real Property it shall be lawful for the Security Agent in the name of the Company or otherwise to demand and receive the same from the vendor of such Real Property.

5.5         Further Advances

Subject to the terms of the Facility Agreement each Lender is under an obligation to make further Advances to the Company and that obligation will be deemed to be incorporated into this Debenture as if set out in this Debenture.

5.6         Registration of Intellectual Property

The Company shall, if requested by the Security Agent, execute all such documents and do all acts that the Security Agent may reasonably require to record the interest of the Security Agent in any registers relating to any registered Intellectual Property.

6.           FURTHER ASSURANCE

6.1         Further Assurance: General

6.1.1         The Company shall promptly at its own cost do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(a)       to perfect the security created or intended to be created in respect of the Charged Property (which may include the execution by the Company of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, Charged Property) or for the exercise of the Collateral Rights;

(b)       to confer on the Security Agent security over any property and assets of the Company located in any jurisdiction outside Singapore equivalent or similar to the security intended to be conferred by or pursuant to this Debenture; and/or

(c)       to facilitate the realisation of the Charged Property.

6.2         Necessary Action

The Company shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Security Agent by or pursuant to this Debenture.

6.3         Consents

The Company shall use all reasonable endeavours to promptly obtain (in form and content reasonably satisfactory to the Security Agent) any consents necessary to enable the assets of the Company to be the subject of an effective fixed charge or assignment pursuant to Clause 3 (Fixed Charges, Assignments and Floating Charge) and, immediately upon obtaining any such consent, the asset concerned shall become subject to such security and the Company shall promptly deliver a copy of each consent to the Security Agent.

7.           NEGATIVE PLEDGE AND DISPOSALS

7.1         Negative Pledge

The Company undertakes that it shall not, at any time during the subsistence of this Debenture, create or permit to subsist any Security over all or any part of the Charged Property other than Security permitted pursuant to the Finance Documents.

7.2         No Disposal of Interests

The Company undertakes that it shall not (and shall not agree to) at any time during the subsistence of this Debenture, except as permitted pursuant to the Finance Documents or by this Clause 7:

7.2.1         execute any conveyance, transfer, lease or assignment of, or other right to use or occupy, all or any part of the Charged Property;

7.2.2         create any legal or equitable estate or other interest in, or over, or otherwise relating to, all or any part of the Charged Property;

7.2.3         (a) grant or vary, or accept any surrender, or cancellation or disposal of, any lease, tenancy, licence, consent or other right to occupy in relation to any of the Charged Property or (b) allow any person any right to use or occupy or to become entitled to assert any proprietary interest in, or right over, the Charged Property, which may, in each case, adversely affect the value of any of the Charged Property or the ability of the Security Agent to exercise any of the Collateral Rights; or

7.2.4         assign or otherwise dispose of any interest in any Account and no right, title or interest in relation to any Account maintained with the Security Agent, or the credit balance standing to any such Account shall be capable of assignment or other disposal.

8.           INVESTMENTS

8.1         Investments:  Payment of Calls

The Company shall pay when due all calls or other payments which may be or become due in respect of any of the Investments, and in any case of default by the Company in such payment, the Security Agent may, if it thinks fit, make such payment on behalf of the Company in which case any sums paid by the Security Agent shall be reimbursed by the Company to the Security Agent on demand and shall carry interest from the date of payment by the Security Agent until reimbursed in accordance with the terms of the Facility Agreement.

8.2         Investments:  Delivery of Documents of Title

The Company shall promptly on the request of the Security Agent, deliver (or procure delivery) to the Security Agent, and the Security Agent shall be entitled to retain, all of the Investments and any certificates and other documents of title representing the Investments to which the Company (or its nominee(s)) is or becomes entitled together with any other document which the Security Agent may reasonably request (in such form and executed as the Security Agent may reasonably require) with a view to perfecting or improving its security over the Investments or to registering any Investment in its name or the name of any nominee(s).

8.3         Investments:  Exercise of Rights

The Company shall not exercise any of its rights and powers in relation to any of the Investments in any manner which, in the opinion of the Security Agent, would prejudice the value of, or the validity and/or enforceability of this Debenture hereunder or cause an Event of Default to occur.

9.           ACCOUNTS

9.1         Accounts:  Notification and Variation

The Company, during the subsistence of this Debenture:

9.1.1         shall promptly and in any event no later than 15 Business days from the date of this Debenture deliver to the Security Agent (and, if any change occurs thereafter, within 15 Business Days of such change), details of each material operating Account maintained by it with any bank or financial institution (other than with the Security Agent); and

9.1.2         shall not (unless otherwise permitted under the Finance Documents) without the Security Agent’s prior written consent, permit or agree to any variation of the rights attaching to any Account or close any Account.

9.2         Accounts:  Operation Before Acceleration Event

The Company shall prior to the occurrence of an Acceleration Event be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account (other than an Assigned Account) subject to the terms of the Facility Agreement.

9.3         Accounts:  Operation After Acceleration Event

After the occurrence of an Event of Default the Company shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account except with the prior consent of the Security Agent.

9.4         Assigned Accounts

9.4.1         The Company shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Assigned Account except with the prior consent of the Security Agent or as permitted pursuant to the terms of the Facility Agreement.

9.4.2         The Security Agent shall, upon the occurrence of an Event of Default, be entitled without notice to exercise from time to time all rights, powers and remedies held by it as assignee of the Assigned Accounts and to:

(a)       demand and receive all and any monies due under or arising out of each Assigned Account; and

(b)       exercise all such rights as the Company was then entitled to exercise in relation to such Assigned Account or might, but for the terms of this Debenture, exercise.

9.5         Accounts:  Application of Monies

The Security Agent shall, upon the occurrence of an Acceleration Event, be entitled without notice to apply, transfer or set-off any or all of the credit balances from time to time on any Account in or towards the payment or other satisfaction of all or part of the Secured Obligations in accordance with Clause 18 (Application of Monies).

10.         MONETARY CLAIMS

10.1       Dealing with Monetary Claims

The Company shall not at any time following the occurrence of an Acceleration Event, without the prior written consent of the Security Agent:

10.1.1       deal with the Monetary Claims except by getting in and realising them in a prudent manner (on behalf of the Security Agent) and paying the proceeds of those Monetary Claims into an Account or as the Security Agent may require (and such proceeds shall be held upon trust by the Company for the Security Agent on behalf of the Secured Parties prior to such payment in);

10.1.2       factor or discount any of the Monetary Claims or enter into any agreement for such factoring or discounting; or

10.1.3       be entitled to withdraw or otherwise transfer the proceeds of the realisation of any Monetary Claims standing to the credit of any Account.

11.         INSURANCES

11.1       Insurance: Undertakings

The Company shall at all times during the subsistence of this Debenture:

11.1.1       keep the Charged Property insured in accordance with good industry practice for companies carrying out businesses similar to the Company;

11.1.2       if required by the Security Agent, cause each insurance policy or policies relating to the Charged Property to contain (in form and substance reasonably satisfactory to the Security Agent) an endorsement naming the Security Agent as sole loss payee in respect of all claims until such time as the Security Agent notifies the insurer(s) to the contrary;

11.1.3       promptly pay all premiums and other monies payable under all its Insurance Policies and promptly upon request, produce to the Security Agent a copy of each policy and evidence (reasonably acceptable to the Security Agent) of the payment of such sums; and

11.1.4       if required by the Security Agent (but subject to the provisions of any lease of the Charged Property), deposit all Insurance Policies relating to the Charged Property with the Security Agent.

11.2       Insurance: Default

If the Company defaults in complying with Clause 11.1 (Insurance:  Undertakings), the Security Agent may effect or renew any such insurance on such terms, in such name(s) and in such amount(s) as it reasonably considers appropriate, and all monies expended by the Security Agent in doing so shall be reimbursed by the Company to the Security Agent on demand and shall carry interest from the date of payment by the Security Agent until reimbursed in accordance with the terms of the Facility Agreement.

11.3       Application of Insurance Proceeds

All monies received under any Insurance Policies relating to the Charged Property shall (subject to the rights and claims of any person having prior rights to such monies), prior to the occurrence of an Acceleration Event, be applied in repairing, replacing, restoring or rebuilding the property or assets damaged or destroyed; after the occurrence of an Acceleration Event, the Company shall hold such monies upon trust for the Security Agent pending payment to the Security Agent for application in accordance with Clause 18 (Application of Monies) and the Company waives any right it may have to require that any such monies are applied in reinstatement of any part of the Charged Property.

12.         REAL PROPERTY

12.1       Property: Notification

The Company shall immediately notify the Security Agent of any contract, conveyance, transfer or other disposition for the acquisition by the Company (or its nominee(s)) of any Real Property.

12.2       Lease Covenants

The Company shall, in relation to any lease, agreement for lease or other right to occupy to which all or any part of the Charged Property is at any time subject:

12.2.1       pay the rents (if the lessee) and observe and perform in all material respects the covenants, conditions and obligations imposed (if the lessor) on the lessor or, (if the lessee) on the lessee; and

12.2.2       not do any act or thing whereby any lease or other document which gives any right to occupy any part of the Charged Property becomes or may become subject to determination or any right of re-entry or forfeiture prior to the expiration of its term.

12.3       General Property Undertakings

The Company shall:

12.3.1       repair and keep in good and substantial repair and condition to the reasonable satisfaction of the Security Agent all the Real Property at any time forming part of the Charged Property;

12.3.2       not at any time without the prior written consent of the Security Agent sever or remove any of the fixtures forming part of the Real Property or any of the plant or machinery (other than stock in trade or work in progress) on or in the Charged Property (except for the purpose of any necessary repairs or replacement of it); and

12.3.3       comply with and observe and perform (a) all applicable requirements of all planning and environmental legislation, regulations and bye-laws relating to the Real Property, (b) any conditions attaching to any planning permissions relating to or affecting the Real Property and (c) any notices or other orders made by any planning, environmental or other public body in respect of all or any part of the Real Property.

12.4       Entitlement to Remedy

If the Company fails to comply with any of the undertakings contained in this Clause 12, the Security Agent shall be entitled (with such agents, contractors and others as it sees fit), to do such things as may in the reasonable opinion of the Security Agent be required to remedy such failure and all monies spent by the Security Agent in doing so shall be reimbursed by the Company on demand with interest from the date of payment by the Security Agent until reimbursed in accordance with the terms of the Facility Agreement.

13.         GENERAL UNDERTAKINGS

13.1       Intellectual Property

The Company shall during the subsistence of this Debenture in respect of any Intellectual Property which is material to or required in connection with its business:

13.1.1       take all such steps and do all such acts as may be necessary to preserve and maintain the subsistence and the validity of any such Intellectual Property; and

13.1.2       not use or permit any such Intellectual Property to be used in any way which may materially and adversely affect its value.

13.2       Registration and Stamping

The Company shall procure and shall do all things necessary to ensure that the details of the charges created by this Debenture (in form reasonably satisfactory to the Security Agent) are duly registered with the Accounting and Corporate Regulatory Authority in Singapore within 10 Business Days of the date of this Debenture, and shall procure that all registration and stamping requirements necessary for the perfection of the security created under this Debenture are effected within the applicable time frame.

13.3       Information and Access

The Company shall from time to time on request of the Security Agent, furnish the Security Agent with such information as the Security Agent may reasonably require about the Company’s business and affairs, the Charged Property and its compliance with the terms of this Debenture and the Company shall permit the Security Agent, its representatives, professional advisers and contractors, free access at all reasonable times and on reasonable notice to (a) inspect and take copies and extracts from the books, accounts and records of the Company and (b) to view the Charged Property (without becoming liable as mortgagee in possession).

14.         ENFORCEMENT OF SECURITY

14.1       Enforcement

At any time after the occurrence of an Acceleration Event, the security created by or pursuant to this Debenture is immediately enforceable and the Security Agent may, without notice to the Company or prior authorisation from any court, in its absolute discretion:

14.1.1       enforce all or any part of that security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold or dispose of all or any part of the Charged Property; and

14.1.2       whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by the Conveyancing and Law of Property Act, Chapter 61 of Singapore (as varied or extended by this Debenture) on mortgagees and by this Debenture on any Receiver or otherwise conferred by law on mortgagees or Receivers.

14.2       No Liability as Mortgagee in Possession

Neither the Security Agent nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Property or be liable for any loss upon realisation or for any neglect, default or omission in connection with the Charged Property to which a mortgagee or mortgagee in possession might otherwise be liable other than in the case of gross negligence, wilful default or breach of the terms of this Debenture by the Security Agent or that Receiver.

15.         EXTENSION AND VARIATION OF THE CONVEYANCING AND LAW OF PROPERTY ACT, CHAPTER 61 OF SINGAPORE

15.1       Extension of Powers

Section 25 of the Conveyancing and Law of Property Act, Chapter 61 of Singapore shall not restrict the exercise by the Security Agent of the statutory power of sale conferred on it by Section 24 of the Conveyancing and Law of Property Act, Chapter 61 of Singapore (as varied or extended by this Debenture), and the security constituted by or pursuant to this Debenture shall become immediately exercisable and the statutory power of sale and all other powers conferred on mortgagees by Section 24 of the Conveyancing and Law of Property Act, Chapter 61 of Singapore shall arise and may be exercised by the Security Agent at any time after the occurrence of an Acceleration Event and the provisions of the Conveyancing and Law of Property Act, Chapter 61 of Singapore relating to and regulating the exercise of the said power of sale shall, so far as they relate to the security constituted by or pursuant to this Debenture, be varied and extended accordingly.

15.2       Restrictions

The Company may not exercise any of the powers reserved to a mortgagor by Section 23 of the Conveyancing and Law of Property Act, Chapter 61 of Singapore or

otherwise grant or agree to grant any lease or tenancy of the Charged Property or any part thereof for a term exceeding three years or surrender or accept or agree to accept a surrender of any lease or tenancy thereof without the prior consent in writing of the Security Agent except in the ordinary course of business but the foregoing shall not be construed as a limitation of the powers of any Receiver appointed under this Debenture and being an agent of the Company. Such statutory powers shall be exercisable by the Security Agent at any time after the occurrence of an Acceleration Event and, whether or not the Security Agent shall then be in possession of the premises proposed to be leased, so as to authorise the Security Agent to make a lease or agreement for lease at a premium and for any length of term and generally without any restriction on the kinds of leases and agreements for lease that the Security Agent may make and generally without the necessity for the Security Agent to comply with any restrictions imposed by the provisions of Section 23 of the Conveyancing and Law of Property Act, Chapter 61 of Singapore. The Security Agent may delegate such powers to any person and no such delegation shall preclude the subsequent exercise of such powers by the Security Agent itself or preclude the Security Agent from making a subsequent delegation thereof to some other person and any such delegation may be revoked at any time.

15.3       Consolidation

The restriction on the right of consolidating mortgage securities contained in Section 21 of the Conveyancing and Law of Property Act, Chapter 61 of Singapore shall not apply to this Debenture.

16.         APPOINTMENT OF RECEIVER

16.1       Appointment and Removal

After the occurrence of an Acceleration Event, the Security Agent may by deed or otherwise (acting through an authorised officer of the Security Agent), without prior notice to the Company:

16.1.1       appoint one or more persons to be a Receiver of the whole or any part of the Charged Property;

16.1.2       appoint two or more Receivers of separate parts of the Charged Property;

16.1.3       remove (so far as it is lawfully able) any Receiver so appointed; or

16.1.4       appoint another person(s) as an additional or replacement Receiver(s).

Any Receiver referred to in this Clause 16 may enjoy the benefit or enforce the terms of this Clause in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

16.2       Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 16.1 (Appointment and Removal) shall be:

16.2.1       entitled to act individually or together with any other person appointed or substituted as Receiver;

16.2.2       for all purposes shall be deemed to be the agent of the Company which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Security Agent; and

16.2.3       entitled to remuneration for his services at a rate to be fixed by the Security Agent from time to time (without being limited to the maximum rate specified by the Conveyancing and Law of Property Act, Chapter 61 of Singapore).

16.3       Statutory Powers of Appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Security Agent under the Conveyancing and Law of Property Act, Chapter 61 of Singapore (as extended by this Debenture) or otherwise and such powers shall remain exercisable from time to time by the Security Agent in respect of any part of the Charged Property.

17.         POWERS OF RECEIVER

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Company) have and be entitled to exercise, in relation to the Charged Property (and any assets of the Company which, when got in, would be Charged Property) in respect of which he was appointed, and as varied and extended by the provisions of this Debenture (in the name of or on behalf of the Company or in his own name and, in each case, at the cost of the Company):

17.1.1       all the powers conferred by the Conveyancing and Law of Property Act, Chapter 61 of Singapore on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

17.1.2       all the powers of a receiver appointed under the Companies Act, Chapter 50 of Singapore;

17.1.3       all the powers and rights of an absolute owner and power to do or omit to do anything which the Company itself could do or omit to do; and

17.1.4       the power to do all things (including bringing or defending proceedings in the name or on behalf of the Company) which seem to the Receiver to be incidental or conducive to (a) any of the functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of the Collateral Rights (including realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of the Company forming part of, or which when got in would be, Charged Property.

18.         APPLICATION OF MONIES

18.1       Application of proceeds

All monies received or recovered by the Security Agent or any Receiver pursuant to this Debenture or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Conveyancing and Law of Property Act, Chapter 61 of Singapore) be applied (notwithstanding any purported appropriation by the Company) in accordance with Clause 28 (Application of proceeds) of the Facility Agreement.

18.2       Arrangements among Secured Parties

The Company acknowledges that the Secured Parties have made arrangements among themselves in relation to the distributions and applications of moneys received or recovered by the Security Agent or any Receiver or Delegate and agrees that such distributions and applications shall be binding on the Company (notwithstanding any purported application by the Company.

19.         PROTECTION OF PURCHASERS

19.1       Consideration

The receipt of the Security Agent or any Receiver shall be conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Property or making any acquisition, the Security Agent or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

19.2       Protection of Purchasers

No purchaser or other person dealing with the Security Agent or any Receiver shall be bound to inquire whether the right of the Security Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Security Agent or such Receiver in such dealings.

20.         POWER OF ATTORNEY

20.1       Appointment and Powers

The Company by way of security irrevocably appoints the Security Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

20.1.1       carrying out any obligation imposed on the Company by this Debenture or any other agreement binding on the Company to which the Security Agent is party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Property) which the Company has failed to carry out for a period of not less than 10 Business Days after being requested to do so by the Security Agent or such lesser period of time which the Security Agent considers necessary in order to ensure the validity or enforceability of this Deed or the value of the Charged Property; and

20.1.2       enabling the Security Agent and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Debenture or by law (including, after the occurrence of an Acceleration Event, the exercise of any right of a legal or beneficial owner of the Charged Property).

20.2       Exercise of the power of attorney

Until the occurrence of an Acceleration Event, the Security Agent agrees not to exercise the rights of power of attorney granted to it pursuant to Clause 20.1 (Appointment and powers).

20.3       Ratification

The Company hereby declares that such power of attorney has been given for valuable consideration and shall remain irrevocable for so long as any part of the Secured Obligations remains outstanding. The Company hereby ratifies and confirms and agrees to ratify and confirm all things done or purported to be done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers, authorities and discretions referred to in Clause 20.1 (Appointment and powers) above, in each case except for the gross negligence, wilful misconduct of the attorney or the attorney has acted in breach of any applicable law or the terms of the Finance Documents.

21.         EFFECTIVENESS OF SECURITY

21.1       Continuing Security

21.1.1       The Security created by or pursuant to this Debenture shall remain in full force and effect as a continuing security for the Secured Obligations unless and until discharged by the Security Agent.

21.1.2       No part of the security from time to time intended to be constituted by the Debenture will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations.

21.2       Cumulative Rights

The security created by or pursuant to this Debenture and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Security Agent or any Secured Party may at any time hold for the Secured Obligations or any other obligations or any rights, powers and remedies provided by law. No prior security held by the Security Agent (whether in its capacity as trustee or otherwise) or any of the other Secured Parties over the whole or any part of the Charged Property shall merge into the security constituted by this Debenture.

21.3       No Prejudice

The security created by or pursuant to this Debenture and the Collateral Rights shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Company or any other person, or the Security Agent (whether in its capacity as trustee or otherwise) or any of the other Secured Parties or by any variation of the terms of the trust upon which the

Security Agent holds the security or by any other thing which might otherwise prejudice that security or any Collateral Right.

21.4       Remedies and Waivers

No failure on the part of the Security Agent to exercise, or any delay on its part in exercising, any Collateral Right shall operate as a waiver of that Collateral Right, nor shall any single or partial exercise of any Collateral Right preclude any further or other exercise of that or any other Collateral Right.

21.5       No Liability

None of the Security Agent, its nominee(s) or any Receiver shall be liable by reason of (a) taking any action permitted by this Debenture or (b) any neglect or default in connection with the Charged Property or (c) taking possession of or realising all or any part of the Charged Property, except in the case of gross negligence, wilful default or the breach of the terms of this Debenture on its part. Any third party referred to in this Clause 21.5 may enjoy the benefit of or enforce the terms of this Clause in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

21.6       Partial Invalidity

If, at any time, any provision of this Debenture is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Debenture nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Debenture is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

21.7       Waiver of defences

The obligations of the Company under this Debenture and the Collateral Rights will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Debenture (without limitation and whether or not known to it or any Secured Party) including:

(a)             any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)            the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)             the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)            any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(e)             any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Finance Document or any other document or security or of the Secured Obligations;

(f)             any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security or of the Secured Obligations; or

(g)            any insolvency or similar proceedings.

21.8       Immediate recourse

The Company waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Company under this Debenture. This waiver applies irrespective of any law or any provision of this Debenture to the contrary.

21.9       Deferral of Rights

Until such time as the Secured Obligations have been discharged in full, the Company will not exercise any rights which it may have by reason of performance by it of its obligations under this Debenture:

(a)             to be indemnified by any Obligor;

(b)            to claim any contribution from any guarantor of any Obligor’s obligations under this Debenture; and/or to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, this Debenture by any Finance Party.

22.         RELEASE OF SECURITY

22.1       Release

Upon:

22.1.1       the Secured Obligations being irrevocably paid or discharged in full, and the Security Agent and the Secured Parties having no further actual or contingent obligations to make advances or provide other financial accommodation to the Company or any other person under the Finance Documents; or

22.1.2       pursuant to any disposals permitted under the Finance Documents,

the Security Agent shall, at the request and cost of the Company release all the security granted by this Deed, subject to Clause 22.2 (Avoidance of Payments) without recourse to, and without any representations or warranties by, the Security Agent or any of its nominee(s).

22.2       Avoidance of Payments

If any amount paid or credited to any Finance Party is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Company under this Debenture and the security constituted by this Debenture shall continue and such amount shall not be considered to have been irrevocably paid.

23.         SET-OFF

The Company authorises the Security Agent (but the Security Agent shall not be obliged to exercise such right), after the occurrence of an Acceleration Event which is continuing, to set off against the Secured Obligations any amount or other obligation (contingent or otherwise) owing by the Security Agent to the Company and apply any credit balance to which the Company is entitled on any account with the Security Agent in accordance with Clause 18 (Application of Monies) (notwithstanding any specified maturity of any deposit standing to the credit of any such account).

24.         SUBSEQUENT SECURITY INTERESTS

If the Security Agent (acting in its capacity as trustee or otherwise) or any of the other Secured Parties at any time receives or is deemed to have received notice of any subsequent Security affecting all or any part of the Charged Property or any assignment or transfer of the Charged Property which is prohibited by the terms of this Debenture or the Facility Agreement, all payments thereafter by or on behalf of the Company to the Security Agent (whether in its capacity as trustee or otherwise) or any of the other Secured Parties shall be treated as having been credited to a new account of the Company and not as having been applied in reduction of the Secured Obligations as at the time when the Security Agent received such notice.

25.         CURRENCY INDEMNITY

If any sum (a “Sum”) owing by the Company under this Debenture or any order or judgment given or made in relation to this Debenture has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

25.1.1       making or filing a claim or proof against the Company;

25.1.2       obtaining an order or judgment in any court or other tribunal;

25.1.3       enforcing any order or judgment given or made in relation to this Debenture; or

25.1.4       applying the Sum in satisfaction of any of the Secured Obligations,

the Company shall indemnify the Security Agent from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Security Agent at the time of such receipt of such Sum.

26.         ASSIGNMENT

To the extent permitted by the terms of the Facility Agreement, the Security Agent may assign and transfer all or any of its rights and obligations under this Debenture. Subject to any obligations of confidentiality imposed on the Security Agent pursuant to the terms of the Finance Documents, the Security Agent shall be entitled to disclose such information concerning the Company and this Debenture as the Security Agent considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by any applicable law.

27.         DISCLOSURE

Without prejudice to any Secured Party’s right to disclose information whether under common law or the Banking Act. Cap 19 of Singapore (“Banking Act”), the Security Agent shall be entitled to disclose such information concerning the Company or any other person and this Debenture as the Security Agent considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

This Clause 27 is not, and shall not be deemed to constitute, an express or implied covenant by any Secured Party with any Obligor for a higher degree of confidentiality than that prescribed in Section 47 of the Banks Act and in the Third Schedule of the Banks Act.

28.         NOTICES

Any communication to be made by one person to another under or in connection with this Deed shall, for so long as any sums under the First Ranking Facility Agreement be outstanding, be made in accordance with clause 29 (Notices) of the First Ranking Facility Agreement and thereafter in accordance with clause 29 (Notices) of the Second Ranking Facility Agreement.

29.         INDEMNITY

29.1       Indemnity

The Company shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Security Agent, its agents, attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs which it may sustain as a consequence of any breach by the Company of the provisions of this Debenture, the exercise or purported exercise of any of the rights and powers conferred on them by this Debenture or otherwise relating to the Charged Property.

30.         PAYMENTS FREE OF DEDUCTION

All payments to be made to the Security Agent under this Debenture shall be made free and clear of and without deduction for or on account of tax unless the Company is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Company in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the person on account of whose liability to tax such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

31.         DISCRETION AND DELEGATION

31.1       Discretion

Any liberty or power which may be exercised or any determination which may be made under this Debenture by the Security Agent or any Receiver may, subject to the terms and conditions of the Finance Documents, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

31.2       Delegation

Subject to the terms of the Finance Documents, each of the Security Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Debenture (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise any subsequent delegation or any revocation of such power, authority or discretion by the Security Agent or the Receiver itself.

32.         PERPETUITY PERIOD

The perpetuity period under the rule against perpetuities, if applicable to this Debenture, shall be the period of 100 years from the date of the Facility Agreement.

33.         GOVERNING LAW

This Debenture is governed by Singapore law.

34.         COUNTERPARTS

This Debenture may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Debenture.

35.         JURISDICTION

35.1       Singapore Courts

The courts of Singapore have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of, or connected with this Debenture (including a dispute regarding the existence, validity or termination of this Debenture or the consequences of its nullity).

35.2       Convenient Forum

The parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

35.3       Exclusive Jurisdiction

This Clause 35 (Jurisdiction) is for the benefit of the Security Agent only. As a result and notwithstanding Clause 35.1 (Singapore Courts), it does not prevent the Security Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law the Security Agent may take concurrent proceedings in any number of jurisdictions.

THIS DEBENTURE has been signed on behalf of the Security Agent and executed as a deed by the Company and is delivered by it on the date specified above.

SCHEDULE 1
FORMS OF NOTICE OF ASSIGNMENT

Part A
Form of Notice of Assignment of Insurances

To:          [Insurer]

Date:       [     ]

Dear Sirs,

We hereby give you notice that we have assigned to [     ] (the “Security Agent”) pursuant to a debenture entered into by us in favour of the Security Agent dated [     ] all our right, title and interest in and to the proceeds of [insert details of relevant insurance policy] (the “Policy of Insurance”).

With effect from your receipt of this notice we instruct you to disclose to the Security Agent, without further approval from us, such information regarding the Policy of Insurance as the Security Agent may from time to time request and to send it copies of all notices issued by you under the Policy of Insurance.

With effect from your receipt of a notice from the Security Agent that an “Acceleration Event” has occurred under a facility agreement (“Facility Agreement”) dated [     ] between, inter alios, ourselves as borrower and the Security Agent as Security Agent, we instruct you to:

(a)         make all payments and claims under or arising from the Policy of Insurance to the Security Agent or to its order as it may specify in writing from time to time; and

(b)         note the interest of the Security Agent on the Policy of Insurance; and

With effect from your receipt of a notice from the Security Agent that an “Event of Default” has occurred under the Facility Agreement, all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Policy of Insurance (including all rights to compel performance) belong to and are exercisable by the Security Agent.

Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy letter and returning the same to the Security Agent at [     ] marked for the attention of [     ].

Yours faithfully

for and on behalf of
[ ]

[On copy only]

To:          [Security Agent]

We acknowledge receipt of a notice of assignment in the terms set out above and confirm that we have not received notice of any previous assignments or charges of or over any of the rights, title and interests and benefits referred to in such notice and that we will comply with the terms of that notice.

We further confirm that no amendment or termination of the Policy of Insurance shall be effective unless we have given the Security Agent thirty days written notice of such amendment or termination.

For and on behalf of
[Insurer]

By:

Dated:

SCHEDULE 2
FORM OF NOTICE OF ASSIGNMENT OF ACCOUNT

To:          [Account Bank]

Date: [      ]

Dear Sirs,

We hereby give you notice that we have assigned and charged to [Insert Name of Security Agent] (the “Security Agent”) pursuant to a debenture entered into by us in favour of the Security Agent dated [•] (the “Debenture”) all of our right, title and interest in and to account number [•], account name [•] (including any renewal or redesignation of such account) and all monies standing to the credit of that account from time to time (the “Account”).

With effect from the date of your receipt of this notice:

(a)         [any existing payment instructions affecting the Account are to be terminated and all payments and communications in respect of the Account should be made to the Security Agent or to its order (with a copy to the Company)].

(b)         all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Account belong to the Trustee.

Please accept this notice by signing the enclosed acknowledgement and returning it to the Trustee at [                   ] marked for the attention of [                 ].

Yours faithfully

for and on behalf of
[COMPANY]

[on copy only]

To:          Security Agent

Date:       [           ]

At the request of the Security Agent and [COMPANY] we acknowledge receipt of the notice of assignment and charge, on the terms attached, in respect of the Account (as described in those terms). We confirm that:

•              the balance standing to the Account at today’s date is [•], no fees or periodic charges are payable in respect of the Account and there are no restrictions on (a) the payment of the credit balance on the Account [(except, in the case of a time deposit, the expiry of the relevant period)] or (b) the assignment of the Account to the Security Agent or any third party;

•              we have not received notice of any previous assignments of, charges over or trusts in respect of, the Account and, we will not, without the Security Agent’s consent we will not, without the Security Agent’s consent (a) exercise any right of combination, consolidation or set-off which we may have in respect of the Account or (b) amend or vary any rights attaching to the Account; and

•              we will act only in accordance with the instructions given by persons authorised by the Security Agent and we shall send all statements and other notices given by us relating to the Account to the Security Agent.

For and on behalf of [•]

By:

SCHEDULE 3
FORM OF NOTICE OF CHARGE OVER ACCOUNT

To:          [Account Bank]

Date:       [     ]

Dear Sirs,

We hereby give you notice that we have charged to [     ] (the “Security Agent”) pursuant to a debenture entered into by us in favour of the Security Agent dated [•](the “Debenture”) all of our right, title and interest in and to account number [     ], account name [     ] (including any renewal or redesignation of such account) and all monies standing to the credit of that account from time to time (the “Account”).

With effect from your receipt of a notice (the “Enforcement Notice”) from the Security Agent that an “Acceleration Event” (as defined in the Debenture) has occurred under a debenture dated [     ] between, inter alios, ourselves as borrower and the Security Agent as Security Agent]:

(a)         any existing payment instructions affecting the Account are to be terminated and all payments and communications in respect of the Account should be made to the Security Agent or to its order (with a copy to us); and

(b)         all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Account belong to the Security Agent.

Please accept this notice by signing the enclosed acknowledgement and returning it to the Security Agent at [     ] marked for the attention of [     ].

Yours faithfully

for and on behalf of
[ ]

[On copy only]

To:          [Security Agent]

At the request of [     ], we acknowledge receipt of the notice of assignment, on the terms attached, in respect of the Account (as described in those terms). We confirm that:

(a)         the balance standing to the Account at today’s date is [     ], no fees or periodic charges are payable in respect of the Account and there are no restrictions on the payment of the credit balance on the Account [(except, in the case of a time deposit, the expiry of the relevant period)];

(b)         we have not received notice of any previous assignments of, charges over or trusts in respect of, the Account and following receipt of an Enforcement Notice, we will not, without the Security Agent’s consent (i) exercise any right of combination, consolidation or set off which we may have in respect of the Account or (ii) amend or vary any rights attaching to the Account; and

(c)         following receipt of an Enforcement Notice, we will act only in accordance with the instructions given by persons authorised by the Security Agent and we shall send all statements and other notices given by us relating to the Account to the Security Agent.

For and on behalf of
[Account Bank]

By:

Dated:

DEBENTURE

The Company

EXECUTED as a DEED

SIGNED, SEALED AND	)
DELIVERED BY	)

/s/ ZHANG ZHANKUI	)
)
As attorney(s) for and on behalf of	)
ORIENTAL PROSPECT PTE. LTD.	)
in the presence of:

/s/ WANG LIANG
Witness’s Signature

DEBENTURE

The Security Agent

SIGNED for and on behalf of
CHINA DEVELOPMENT BANK

By:	/s/ XU QIYING

Name:	Xu Qiying

Title:	Head, Large Enterprises Department

February 3, 2008